Exhibit 99.1

KULR Technology Group and Hazmat Safety Consulting Begin Work to Improve Industry Standards for Commercial Shipments of Batteries

Comes on the heels of KULR’s recent announcement on its participation in meetings with the United Nations Transport of Dangerous Goods Sub-Committee Informal Working Group

San Diego, CA (September 02, 2020) – KULR Technology Group, Inc. (OTCQB: KULR) (the “Company” or “KULR”) today announced that the Company has commenced work on helping establish updated industry safety standards for lithium battery packaging used to ship batteries commercially. In April 2020, the Company announced a partnership with Hazmat Safety Consulting (“Hazmat”), an organization with over 60 years of combined experience in developing, influencing, and interpreting lithium battery safety regulations for the safe transport of lithium batteries.

This week, KULR is participating in meetings of the United Nations Transport of Dangerous Goods Sub-Committee Informal Working Group to establish test methods and criteria by which lithium batteries can be more effectively regulated based on their inherent hazards. On September 15, 2020, the Company will present to a subcommittee of the Transportation Research Board on the Prevention of Thermal Runaway Propagation in Lithium Batteries. KULR’s passive propagation resistant (PPR) design solutions prevent dangerous cell-to-cell thermal runaway propagation. KULR’s PPR solutions were recently adopted by NASA for use in future space missions.

Lithium battery fires -- such as the incidents that destroyed a UPS plane in 2010 and a FedEx truck in 2016-- have increasingly become a public safety concern. The National Transportation Safety Board (NTSB) has called for stricter testing and shipping standards for lithium batteries and submitted safety recommendations to the Pipeline and Hazardous Materials Safety Administration (PHMSA), a division of the Department of Transportation responsible for developing, issuing, and enforcing safety regulations for the transport of hazardous materials, in May 2020.

“Bob Richard, President of Hazmat, who formerly served as the Deputy Associate Administrator for the PHMSA and Chairman of the UN Sub-Committee of Experts on the Transport of Dangerous Goods, will be instrumental in guiding us through the steps required to implement minimum packaging standards required to ship lithium batteries,” said Michael Mo, CEO of KULR. “Our PPR technologies are world-class solutions for preventing dangerous battery fires, and we share the NTSB’s, concerns about current safety standards. Requiring that lithium batteries be shipped in packaging capable of preventing thermal runaway propagation makes logical sense and should be taken into serious consideration by the PHMSA.”

According to Verified Market Research, the global lithium ion battery market was valued at $36.35 billion in 2019 and is projected to reach $115.98 Billion by 2027, growing at a CAGR of 15.6% from 2020 to 2027.

Last year, NASA used the Company’s PPR technology to safely transport to and store lithium batteries aboard the International Space Station as well as collaborated with KULR on NASA’s high-voltage battery safety guide. Earlier this year, KULR licensed its technologies to Americase, which provides the world’s most widely used return packaging solution for damaged, defective, or recalled batteries.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

About Hazmat Safety Consulting
HSC has over 60 years of combined experience in developing, influencing, and interpreting lithium battery safety regulations for the safe transport of lithium batteries. The Company specializes in applying years of experience working with US and international regulators, shippers, carriers, freight forwarders, standards body officials and others related to the transport of dangerous goods.  For more information, please visit, https://www.hazmatsafety.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

Keith Pinder

Landon Capital

Main: (404) 995-6671

kpinder@landoncapital.net

Media Contact:
Derek Newton
Head, Media Relations
Main: (786) 499-8998
derek.newton@kulrtechnology.com